Exhibit 99.1

Holders of Sequa Preferred Shares Convert to Common as April 3 Deadline Approaches

New York, March 27 – Holders of Sequa Corporation’s (NYSE; SQAA) $5.00 Cumulative Convertible Preferred Stock have converted 22,504 preferred shares to 29,734 shares of the company’s Class A common stock in the two weeks since the company called for redemption of all 351,140 outstanding preferred shares.  The conversion ratio is 1.322 shares of Class A common stock for each share of preferred.

Holders of preferred shares have until the end of the day (5:00 pm, New York City time) on Monday, April 3 to convert their holdings to Class A common stock.  The Class A common stock, which trades on the New York Stock Exchange under the symbol SQAA, closed on Friday, March 24 at $96.03 per share.

Any shares of preferred stock that have not been converted by April 3 will be redeemed by the company on April 14 at a price of $100 per share, plus $1.01 per share of accrued dividend.

The Bank of New York is serving as the conversion/redemption agent. Holders of preferred shares may contact the bank at 800-507-9357.

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3/27/06